Exhibit 3

AMENDMENT NO. 2 TO

RIGHTS AGREEMENT

This AMENDMENT, dated as of June 8, 2009 (the “Amendment”), amends the Rights Agreement, dated as of June 7, 1999 (as amended, the “Rights Agreement”), between NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York company, as Rights Agent (the “Rights Agent”), as amended on December 14, 2006.

WHEREAS, under Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of the Rights in order to, among other thing, make any provisions with respect to the Rights that the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, the Company has determined, and has so directed the Rights Agent, to amend the Rights Agreement as set forth herein pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Section 1(o) of the Rights Agreement is hereby deleted in its entirety and replaced with the following language:

“‘Final Expiration Date’ shall mean the close of business on June 9, 2019.”

2. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

3. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

6. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, as of the date first set forth above.

Attest:		NMT MEDICAL, INC.

By:	/S/ FRANCIS J. MARTIN	By:	/S/ RICHARD E. DAVIS
	Name: Francis J. Martin Title: President and CEO		Name: Richard E. Davis Title: Chief Operating Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/S/ ANTHONY J. FOTI	By:	/S/ JOSEPH F. WOLF
	Name: Anthony J. Foti Title: Account Administrator		Name: Joseph F. Wolf Title: Vice President